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                                                                    Exhibit 23.3







            Report and Consent of Independent Chartered Accountants
            -------------------------------------------------------


The Board of Directors
Rogers Wireless Inc.

The audits referred to in our report dated January 28, 2004, except as to note 20(a) which is as of February 20, 2004 and note 20(b) which is as of May 18, 2004, included the related financial statement schedule as of December 31, 2003, and for each of the years in the three year period ended December 31, 2003, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the registration statement. Our report dated January 28, 2004, except as to note 20(a) which is as of February 20, 2004 and note 20(b) which is as of May 18, 2004, included Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences, which referred to changes in accounting principles relating to the adoption by the Company of Goodwill and Other Intangible Assets (note 2(f)).



/s/ KPMG LLP

Chartered Accountants


Toronto, Canada
May 24, 2004